Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238803) and Form S-8 (No. 333-205024) of Paramount Gold Nevada Corp. (the “Company”), of our report dated October 13, 2022, relating to the 2022 consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2022.

/s/ Moss Adams LLP

Denver, CO

October 13, 2022